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                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-73433) on Form N-1A (the "Registration Statement") of our report dated March 17, 2000, relating to the financial statements and financial highlights appearing in the January 31, 2000 Annual Report of State Street Research Institutional Funds, which report is also referenced in the Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the references to us under the heading "Financial Highlights" in such Prospectus.

PricewaterhouseCoopers LLP
Boston, Massachusetts
May 25, 2000